Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Avenue Therapeutics, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2022, relating to the financial statements of Avenue Therapeutics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

October 6, 2022